Exhibit 99.1

News Release | October 14, 2021 Wells Fargo Reports Third Quarter 2021 Net Income of $5.1 billion, or $1.17 per Diluted Share

Company-wide Financial Summary

	Quarter ended
	Sep 30, 2021	Sep 30, 2020
Selected Income Statement Data ($ in millions except per share amounts)
Total revenue	$18,834	19,316
Noninterest expense	13,303	15,229
Provision for credit losses	(1,395)	769
Net income	5,122	3,216
Diluted earnings per common share	1.17	0.70

Selected Balance Sheet Data ($ in billions)
Average loans	$854.0	931.7
Average deposits	1,450.9	1,399.0
CET1[1]	11.6%	11.4

Performance Metrics
ROE[2]	11.1%	7.2
ROTCE[3]	13.2	8.7

Operating Segments and Other Highlights

	Quarter ended	Sep 30, 2021 % Change from
($ in billions)	Sep 30, 2021	Jun 30, 2021	Sep 30, 2020
Average loans
Consumer Banking and Lending	$325.6	(2)%	(14)
Commercial Banking	178.6	—	(12)
Corporate and Investment Banking	257.3	2	3
Wealth and Investment Management	82.8	1	5

Average deposits
Consumer Banking and Lending	848.4	2	12
Commercial Banking	199.2	3	11
Corporate and Investment Banking	189.4	(1)	(16)
Wealth and Investment Management	176.6	1	4
Capital
◦Repurchased 114.2 million shares, or $5.3 billion, of common stock in third quarter 2021
◦Increased the common stock dividend to $0.20 per share, up from $0.10 per share in the prior quarter

Third quarter 2021 results included:
◦$1.7 billion, or $0.30 per share, decrease in the allowance for credit losses
◦$(250) million, or $(0.05) per share, impact of an operating loss associated with the September 2021 Office of the Comptroller of the Currency (OCC) enforcement action

Chief Executive Officer Charlie Scharf commented on the quarter, “The actions we’re taking to improve operating effectiveness and financial returns are coming through in our results, in addition to the benefits we’re experiencing from the economic recovery. We recorded a $1.7 billion pre-tax reduction in the allowance for credit losses and had strong equity gains. More importantly, charge-offs were low, net interest income stabilized and period-end loans grew for the first time since first quarter 2020. Expenses continued to decline as we made progress on our efficiency initiatives, and we increased our capital return to shareholders by repurchasing $5.3 billion of common stock and increasing our dividend.”

“While the recent expiration of the 2018 CFPB consent order regarding retail sales practices is an important milestone in our progress to correct our past practices, the recent OCC enforcement actions are a reminder that the significant deficiencies that existed when I arrived must remain our top priority. We are a different company today and the operational and cultural changes we’ve made are enabling us to execute with significantly greater discipline than we have in the past. I believe we are making significant progress, and I remain confident in our ability to continue to close the remaining gaps over the next several years, though we may continue to have setbacks along the way,” Scharf continued.

“The investments we’re making in risk and regulatory-related work come alongside investments we’re making in customer experience. These include new digital and mobile capabilities, a new digital infrastructure strategy, and new products with unique value propositions, including the Wells Fargo ReflectSM Card, which is the second new product in our redesigned portfolio of consumer credit cards,” Scharf added.

“Finally, we continue to invest in our communities. We have donated $305 million from our Open for Business Fund, which has helped nearly 150,000 small businesses across the country navigate the challenges posed by the COVID-19 pandemic. Business owners have used the funding to pay their employees, pivot to new business models, buy needed supplies, and meet other business needs. We’re really proud of it,” Scharf concluded.

1 Represents the lower of our Common Equity Tier 1 (CET1) ratio calculated under the Standardized Approach and under the Advanced Approach. See tables on pages 27-28 of the 3Q21 Quarterly Supplement for more information on CET1. CET1 is a preliminary estimate.
2 Return on equity (ROE) represents Wells Fargo net income (loss) applicable to common stock divided by average common stockholders’ equity.
3 Tangible common equity and return on average tangible common equity (ROTCE) are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 3Q21 Quarterly Supplement.

Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Selected Company-wide Financial Information

		Quarter ended		Sep 30, 2021 % Change from
	Sep 30, 2021	Jun 30, 2021	Sep 30, 2020	Jun 30, 2021	Sep 30, 2020
Earnings ($ in millions except per share amounts)
Net interest income	$8,909	8,800	9,379	1%	(5)
Noninterest income	9,925	11,470	9,937	(13)	—
Total revenue	18,834	20,270	19,316	(7)	(2)
Net charge-offs	257	379	731	(32)	(65)
Change in the allowance for credit losses	(1,652)	(1,639)	38	(1)	NM
Provision for credit losses	(1,395)	(1,260)	769	(11)	NM
Noninterest expense	13,303	13,341	15,229	—	(13)
Income tax expense (benefit)	1,521	1,445	(83)	5	NM

Wells Fargo net income	$5,122	6,040	3,216	(15)	59
Diluted earnings per common share	1.17	1.38	0.70	(15)	67

Balance Sheet Data (average) ($ in billions)
Loans	$854.0	854.7	931.7	—	(8)
Deposits	1,450.9	1,435.8	1,399.0	1	4
Assets	1,949.7	1,939.9	1,945.9	1	—

Financial Ratios
Return on assets (ROA)	1.04%	1.25	0.66
Return on equity (ROE)	11.1	13.6	7.2
Return on average tangible common equity (ROTCE) (a)	13.2	16.3	8.7
Efficiency ratio (b)	71	66	79
Net interest margin on a taxable-equivalent basis	2.03	2.02	2.13
NM – Not meaningful
(a)Tangible common equity and return on average tangible common equity are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 3Q21 Quarterly Supplement.
(b)The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
Third Quarter 2021 vs. Third Quarter 2020
◦Net interest income decreased 5%, primarily due to lower loan balances reflecting soft demand and elevated prepayments and the impact of lower yields on earning assets, partially offset by a decrease in long-term debt and lower mortgage-backed securities premium amortization
◦Noninterest income decreased slightly and included an increase in investment advisory and other asset-based fees primarily driven by higher market valuations, and improved results in our affiliated venture capital and private equity businesses, as well as higher card, deposit-related and investment banking fees. These increases were more than offset primarily by lower mortgage banking revenue, lower gains on the sale of securities, and lower Markets revenue in Corporate and Investment Banking
◦Noninterest expense decreased 13%, due to lower restructuring charges, operating losses, and occupancy expense. Additionally, salaries expense and consultant and contractor spend were lower due to efficiency initiatives. These decreases were partially offset by higher incentive and revenue-related compensation
◦Provision for credit losses in third quarter 2021 included a $1.7 billion decrease in the allowance for credit losses due to continued improvements in the economic environment, as well as a significant decrease in net charge-offs

Selected Company-wide Capital and Liquidity Information

		Quarter ended
($ in billions)	Sep 30, 2021	Jun 30, 2021	Sep 30, 2020
Capital:
Total equity	$191.1	193.1	181.7
Common stockholders’ equity	169.8	171.5	160.8
Tangible common equity (a)	142.0	143.6	132.9
CET1 ratio (b)	11.6%	12.1	11.4
Total loss absorbing capacity (TLAC) ratio (c)	23.7	25.1	25.8
Supplementary Leverage Ratio (SLR) (d)	6.9	7.1	7.8

Liquidity:
Liquidity Coverage Ratio (LCR) (e)	119	123	134
(a)Tangible common equity and return on average tangible common equity are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 3Q21 Quarterly Supplement.
(b)Represents the lower of our Common Equity Tier 1 (CET1) ratio calculated under the Standardized Approach and under the Advanced Approach. See tables on pages 27-28 of the 3Q21 Quarterly Supplement for more information on CET1. CET1 for September 30, 2021, is a preliminary estimate.
(c)Represents TLAC divided by the greater of risk-weighted assets determined under the Standardized and Advanced Approaches, which is our binding TLAC ratio. TLAC for September 30, 2021, is a preliminary estimate.
(d)SLR for September 30, 2021, is a preliminary estimate.
(e)Represents high-quality liquid assets divided by projected net cash outflows, as each is defined under the LCR rule. LCR for September 30, 2021, is a preliminary estimate.

Selected Company-wide Credit Information

		Quarter ended
($ in millions)	Sep 30, 2021	Jun 30, 2021	Sep 30, 2020
Net charge-offs	$257	379	731
Net loan charge-offs as a % of average total loans (annualized)	0.12%	0.18	0.29

Total nonaccrual loans	$7,058	7,371	8,022
As a % of total loans	0.82%	0.86	0.87
Total nonperforming assets	$7,179	7,500	8,178
As a % of total loans	0.83%	0.88	0.89

Allowance for credit losses for loans	$14,705	16,391	20,471
As a % of total loans	1.70%	1.92	2.22
Third Quarter 2021 vs. Second Quarter 2021
◦Net loan charge-offs decreased in both our commercial and consumer portfolios. Commercial net loan charge-offs as a percentage of average loans was 0.03% (annualized), down from 0.07%, and the consumer net loan charge-off rate was 0.23% (annualized), down from 0.32%
◦Nonperforming assets decreased 4%. Nonaccrual loans declined $313 million predominantly driven by a decrease in commercial nonaccrual loans, partially offset by an increase in residential mortgage-first lien nonaccrual loans

Business Segment Performance

Consumer Banking and Lending offers diversified financial products and services for consumers and small businesses with annual sales generally up to $5 million. These financial products and services include checking and savings accounts, credit and debit cards, as well as home, auto, personal, and small business lending.
Selected Financial Information

	Quarter ended			Sep 30, 2021 % Change from
	Sep 30, 2021	Jun 30, 2021	Sep 30, 2020	Jun 30, 2021	Sep 30, 2020
Earnings (in millions)
Consumer and Small Business Banking	$4,822	4,714	4,721	2%	2
Consumer Lending:
Home Lending	2,012	2,072	2,527	(3)	(20)
Credit Card	1,399	1,363	1,345	3	4
Auto	445	415	404	7	10
Personal Lending	126	122	149	3	(15)
Total revenue	8,804	8,686	9,146	1	(4)
Provision for credit losses	(518)	(367)	640	(41)	NM
Noninterest expense	6,053	6,202	7,345	(2)	(18)

Net income	$2,451	2,138	871	15	181

Average balances (in billions)
Loans	$325.6	331.9	379.8	(2)	(14)
Deposits	848.4	835.8	756.5	2	12
NM – Not meaningful
Third Quarter 2021 vs. Third Quarter 2020
◦Revenue decreased 4%
▪Consumer and Small Business Banking was up 2% primarily due to an increase in consumer activity, including higher debit card transactions, and lower fee waivers provided in response to the COVID-19 pandemic. Net interest income declined as a result of lower interest rates, partially offset by higher deposit balances
▪Home Lending was down 20% primarily due to lower mortgage banking income and lower net interest income primarily driven by lower loan balances. The decline in mortgage banking income was primarily due to lower gain on sale margins and lower originations, as well as a decline in servicing fees, partially offset by higher gains from the re-securitization of loans we purchased from mortgage-backed securities last year
▪Credit Card was up 4% on higher point-of-sale volume and lower customer accommodations and fee waivers provided in response to the COVID-19 pandemic
▪Auto was up 10% on higher loan balances, while Personal Lending was down 15% due to lower loan balances
◦Noninterest expense was down 18% primarily due to lower operating losses and lower personnel expense due to efficiency initiatives, as well as a decline in occupancy expense on lower cleaning and other expenses related to the COVID-19 pandemic

Commercial Banking provides financial solutions to private, family owned and certain public companies. Products and services include banking and credit products across multiple industry sectors and municipalities, secured lending and lease products, and treasury management.
Selected Financial Information

	Quarter ended			Sep 30, 2021 % Change from
	Sep 30, 2021	Jun 30, 2021	Sep 30, 2020	Jun 30, 2021	Sep 30, 2020
Earnings (in millions)
Middle Market Banking	$1,165	1,151	1,196	1%	(3)
Asset-Based Lending and Leasing	911	957	1,030	(5)	(12)
Total revenue	2,076	2,108	2,226	(2)	(7)
Provision for credit losses	(335)	(382)	339	12	NM
Noninterest expense	1,396	1,443	1,623	(3)	(14)

Net income	$759	784	192	(3)	295

Average balances (in billions)
Loans	$178.6	178.6	201.9	—	(12)
Deposits	199.2	192.6	179.0	3	11
NM – Not meaningful
Third Quarter 2021 vs. Third Quarter 2020
◦Revenue decreased 7%
▪Middle Market Banking was down 3% primarily due to lower loan balances on reduced client demand and line utilization, and the impact of lower interest rates, partially offset by higher deposit balances and deposit-related fees
▪Asset-Based Lending and Leasing was down 12% driven by lower loan balances as a result of lower line utilization reflecting reduced client financing needs due to lower inventory levels, as well as lower lease income, partially offset by improved loan spreads
◦Noninterest expense decreased 14% primarily driven by lower salaries expense and a decline in consulting expense due to efficiency initiatives, as well as lower lease expense

Corporate and Investment Banking delivers a suite of capital markets, banking and financial products and services to corporate, commercial real estate, government and institutional clients globally. Products and services include corporate banking, investment banking, treasury management, commercial real estate lending and servicing, equity and fixed income solutions, as well as sales, trading, and research capabilities.
Selected Financial Information

	Quarter ended			Sep 30, 2021 % Change from
	Sep 30, 2021	Jun 30, 2021	Sep 30, 2020	Jun 30, 2021	Sep 30, 2020
Earnings (in millions)
Banking:
Lending	$502	474	422	6%	19
Treasury Management and Payments	372	353	395	5	(6)
Investment Banking	367	407	295	(10)	24
Total Banking	1,241	1,234	1,112	1	12
Commercial Real Estate	942	1,014	855	(7)	10
Markets:
Fixed Income, Currencies, and Commodities (FICC)	884	888	1,005	—	(12)
Equities	234	206	312	14	(25)
Credit Adjustment (CVA/DVA) and Other	58	(16)	62	463	(6)
Total Markets	1,176	1,078	1,379	9	(15)
Other	26	12	(39)	117	167
Total revenue	3,385	3,338	3,307	1	2
Provision for credit losses	(460)	(501)	(121)	8	NM
Noninterest expense	1,797	1,805	1,991	—	(10)

Net income	$1,530	1,523	1,082	—	41

Average balances (in billions)
Loans	$257.3	252.4	249.9	2	3
Deposits	189.4	190.8	226.1	(1)	(16)
NM – Not meaningful
Third Quarter 2021 vs. Third Quarter 2020
◦Revenue increased 2%
▪Banking was up 12% primarily driven by higher advisory and equity origination fees, and higher loan balances, partially offset by lower deposit balances predominantly due to actions taken to manage under the asset cap
▪Commercial Real Estate was up 10% reflecting higher commercial servicing income, loan balances, and capital markets results on stronger commercial mortgage gain on sale volumes and margins, and higher underwriting fees
▪Markets was down 15% on lower trading activity across most asset classes primarily due to market conditions
◦Noninterest expense decreased 10% primarily driven by reduced operations expense due to efficiency initiatives

Wealth and Investment Management provides personalized wealth management, investment and retirement products and services to clients across U.S.-based businesses including Wells Fargo Advisors and The Private Bank. We serve clients’ brokerage needs, and deliver financial planning, private banking, credit and fiduciary services to high-net worth and ultra-high-net worth individuals and families.
Selected Financial Information

	Quarter ended			Sep 30, 2021 % Change from
	Sep 30, 2021	Jun 30, 2021	Sep 30, 2020	Jun 30, 2021	Sep 30, 2020
Earnings (in millions)
Net interest income	$637	610	717	4%	(11)
Noninterest income	2,981	2,926	2,573	2	16
Total revenue	3,618	3,536	3,290	2	10
Provision for credit losses	(73)	24	(10)	NM	NM
Noninterest expense	2,917	2,891	2,742	1	6

Net income	$579	465	419	25	38

Total client assets (in billions)	2,091	2,143	1,855	(2)	13

Average balances (in billions)
Loans	$82.8	81.8	79.0	1	5
Deposits	176.6	175.0	169.4	1	4
NM – Not meaningful
Third Quarter 2021 vs. Third Quarter 2020
◦Revenue increased 10%, predominantly due to higher asset-based fees on higher market valuations. Net interest income declined as a result of lower interest rates, partially offset by higher loan and deposit balances
◦Noninterest expense increased 6%, predominantly driven by higher revenue-related compensation, partially offset by lower salaries and occupancy expense due to efficiency initiatives
◦Total client assets increased 13%, primarily driven by higher market valuations

Corporate includes corporate treasury and enterprise functions, net of allocations (including funds transfer pricing, capital, liquidity and certain expenses), in support of the reportable operating segments, as well as our investment portfolio and affiliated venture capital and private equity businesses. Corporate also includes certain lines of business that management has determined are no longer consistent with the long-term strategic goals of the Company, as well as results for previously divested businesses.
Selected Financial Information

	Quarter ended			Sep 30, 2021 % Change from
	Sep 30, 2021	Jun 30, 2021	Sep 30, 2020	Jun 30, 2021	Sep 30, 2020
Earnings (in millions)
Net interest income	$(427)	(304)	(268)	(40)%	(59)
Noninterest income	1,752	3,327	1,921	(47)	(9)
Total revenue	1,325	3,023	1,653	(56)	(20)
Provision for credit losses	(9)	(34)	(79)	74	89
Noninterest expense	1,140	1,000	1,528	14	(25)

Net income (loss)	$(197)	1,130	652	NM	NM
NM – Not meaningful
Third Quarter 2021 vs. Third Quarter 2020
◦Revenue decreased 20%
▪Net interest income decreased, primarily due to lower loan balances due to the sale of our student loan portfolio
▪Noninterest income decreased on lower gains on the sale of securities in our investment portfolio, partially offset by improved results in our affiliated venture capital and private equity businesses
◦Noninterest expense decreased, primarily due to lower restructuring charges, partially offset by a $250 million operating loss associated with the September 2021 OCC enforcement action

Conference Call
The Company will host a live conference call on Thursday, October 14, at 11:30 a.m. ET. You may listen to the call by dialing 877-918-2317 (U.S. and Canada) or 312-470-7164 (International/U.S. Toll) and enter passcode: 1382313. The call will also be available online at https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://attendesource.com/profile/web/index.cfm?PKwebID=0x85026abcd.

A replay of the conference call will be available from approximately 3 p.m. ET on Thursday, October 14 through Thursday, October 28. Please dial 866-385-0192 (U.S. and Canada) or 203-369-0389 (International/U.S. Toll) and enter passcode: 1421. The replay will also be available online at https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and https://attendesource.com/profile/web/index.cfm?PKwebID=0x85026abcd.

Forward-Looking Statements
This document contains forward-looking statements. In addition, we may make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission, and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company, including our outlook for future growth; (ii) our noninterest expense and efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses, our allowance for credit losses, and the economic scenarios considered to develop the allowance; (iv) our expectations regarding net interest income and net interest margin; (v) loan growth or the reduction or mitigation of risk in our loan portfolios; (vi) future capital or liquidity levels, ratios or targets; (vii) the performance of our mortgage business and any related exposures; (viii) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (ix) future common stock dividends, common share repurchases and other uses of capital; (x) our targeted range for return on assets, return on equity, and return on tangible common equity; (xi) expectations regarding our effective income tax rate; (xii) the outcome of contingencies, such as legal proceedings; (xiii) environmental, social and governance related goals or commitments; and (xiv) the Company’s plans, objectives and strategies.
Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:
•current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, and any slowdown in global economic growth;
•the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions;
•our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;
•current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including rules and regulations relating to bank products and financial services;
•developments in our mortgage banking business, including the extent of the success of our mortgage loan modification efforts, the amount of mortgage loan repurchase demands that we receive, any negative effects relating to our mortgage servicing, loan modification or foreclosure practices, and the effects of regulatory or judicial requirements or guidance impacting our mortgage banking business and any changes in industry standards;
•our ability to realize any efficiency ratio or expense target as part of our expense management initiatives, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters;
•the effect of the current interest rate environment or changes in interest rates or in the level or composition of our assets or liabilities on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgage loans held for sale;
•significant turbulence or a disruption in the capital or financial markets, which could result in, among other things, reduced investor demand for mortgage loans, a reduction in the availability of funding or increased funding costs, and declines in asset values and/or recognition of impairments of securities held in our debt securities and equity securities portfolios;
•the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage and wealth management businesses;
•negative effects from the retail banking sales practices matter and from other instances where customers may have experienced financial harm, including on our legal, operational and compliance costs, our ability to engage in certain business activities or offer certain products or services, our ability to keep and attract customers, our ability to attract and retain qualified employees, and our reputation;

•resolution of regulatory matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
•a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber attacks;
•the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;
•fiscal and monetary policies of the Federal Reserve Board;
•changes to U.S. tax guidance and regulations, as well as the effect of discrete items on our effective income tax rate;
•our ability to develop and execute effective business plans and strategies; and
•the other risk factors and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020.
In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, market conditions, capital requirements (including under Basel capital standards), common stock issuance requirements, applicable law and regulations (including federal securities laws and federal banking regulations), and other factors deemed relevant by the Company’s Board of Directors, and may be subject to regulatory approval or conditions.
For additional information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov4.
Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Forward-looking Non-GAAP Financial Measures. From time to time management may discuss forward-looking non-GAAP financial measures, such as forward-looking estimates or targets for return on average tangible common equity. We are unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because we are unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. Such unavailable information could be significant to future results.

4 We do not control this website. Wells Fargo has provided this link for your convenience, but does not endorse and is not responsible for the content, links, privacy policy, or security policy of this website.

About Wells Fargo
Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets, proudly serves one in three U.S. households and more than 10% of small businesses in the U.S., and is the leading middle market banking provider in the U.S. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 37 on Fortune’s 2021 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health and a low-carbon economy.

Contact Information
Media
Beth Richek, 704-374-2545
beth.richek@wellsfargo.com
or
Investor Relations
John M. Campbell, 415-396-0523
john.m.campbell@wellsfargo.com

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